Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 27, 2026, relating to the financial statements of Royal Uranium Inc. as of and for the year ended December 31, 2025, as of December 31, 2024, and for the period from January 14, 2024 (date of incorporation) to December 31, 2024, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ De Visser Gray LLP

Vancouver, Canada

September 11, 2026